EXHIBIT 99.1

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG Senior Vice President, Chief Operating Officer,
Secretary and Director Robert N. Cowen Retires

NEW YORK, February 3, 2005 -- Overseas Shipholding Group, Inc. (NYSE: OSG) said today that its Senior Vice President, Chief Operating Officer, Secretary and Director, Robert N. Cowen, retired from the Company effective January 31, 2005 in order to pursue other interests. Mr. Cowen has been with the Company for over 25 years, serving as a member of the Board of Directors and Senior Vice President for 11 years and as Chief Operating Officer since 1999.

"Bob Cowen has played a key role in our efforts to reposition OSG for the future," said Morten Arntzen, President and Chief Executive Officer of the Company. "Most recently, Bob spearheaded our effort to reinstate tax deferral for our foreign flag business which was achieved late last year when Congress passed the American Jobs Creation Act of 2004, putting OSG on a level playing field with our foreign competitors for the first time in 18 years."

Mr. Cowen has agreed to serve as a consultant to the Company for the next several months.

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About Overseas Shipholding Group, Inc.

OSG is one of the world's leading independent bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. The Company's modern fleet consists of 100 oceangoing vessels, of which 90 vessels operate in the international market and ten vessels operate in the U.S. flag market. OSG is the only major U.S. shipping company with significant operations in both the international and U.S. flag markets.